TEXOIL, INC.                      EXHIBIT 10.11

                          1995 STOCK COMPENSATION PLAN

                            PARTICIPATION AGREEMENT

     TEXOIL, INC., a Nevada corporation (the "Company"), hereby enters into this Participation Agreement (the "Agreement") with Warren M. Shimmerlik (the "Participant") regarding his participation in the Company's 1995 Stock Compensation Plan (the "Plan"), which is incorporated herein in its entirety by reference and a copy of which is attached hereto.

     The Participant agrees to be bound by the terms and conditions of the Plan so long as it may remain in effect. The Participant acknowledges that his cash compensation will be reduced by $2,500 for each full month under the Plan and that, in exchange for such reduced cash compensation, he will be issued the number of shares of the Company's Common Stock determined by dividing such amount by the weighted average daily closing price of the Company's Common Stock for that month as reported by NASDAQ. Each issuance of Common Stock under the Plan is referred to as a "Stock Payment."

     The Company will use commercially reasonable efforts to cause the resale of Common Stock issuable to the Participant under the Plan to be registered under the Securities Act of 1933, as amended (the "1933 Act"), on a Form S-8 or Form S-3 Registration Statement (or comparable successor forms) before December 31, 1995.

     Issuances of the Company's Common Stock under the Plan are intended to comply with all applicable conditions of Section 16(b) under the Securities Exchange Act of 1934, as amended ("1934 Act"), and its short-swing profit liability provisions. Until the expiration of six months and one day after the date upon which Common Stock is issued under the Plan, no such Common Stock issued to the Participant shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except by will or by the laws of descent and distribution. Any stock certificate(s) issued in respect of a Stock Payment to the Participant will set forth these transfer restrictions.

     Whenever shares of Common Stock are to be issued under the Plan, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such issuance before delivering any certificate(s) for such shares. Inasmuch as the Participant is subject to
Section 16(b) of the 1934 Act, he may defer recognition of income with respect to a Stock Payment for federal income tax purposes until expiration of six months and one day after the Stock Payment is made. In such event and subject to all applicable laws, rules and regulations, the Company may have discretion to defer federal income tax withholding until recognition of income is required.

     IN WITNESS WHEREOF, the Company has as of August 1, 1995, caused this Participation Agreement to be executed on its behalf by the Chairman of the Compensation Committee of its Board of Directors and the Participant has hereunto set his hand as of the same date.

                                   TEXOIL, INC.,
                                   a Nevada corporation

                           By: /s/ Joe C. Richardson, Jr.
                                   Joe C. Richardson, Jr.
                                   Chairman, Compensation Committee

                                   PARTICIPANT:

                               /s/ Warren M. Shimmerlik
                                   Warren M. Shimmerlik